Exhibit 99.1

Argan, Inc.  Reports Year-End and Fourth Quarter Results

Declares 1st Quarterly Dividend of $0.25 Per Share

April 11, 2018 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its fiscal year and fourth quarter ended January 31, 2018. For additional information, please read the Company’s Annual Report on Form 10-K, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”).  The Annual Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (in thousands, except per share data):

	January 31,
	2018	2017	Change	% Change
For the Fiscal Year Ended:
Revenues	$892,815	$675,047	$217,768	32%
Gross profit	149,325	146,711	2,614	2
Gross margins	16.7%	21.7%	(5.0)%	(23)
Net income attributable to the stockholders of the Company	$72,011	$70,328	$1,683	2
Diluted per share	4.56	4.50	0.06	1
EBITDA attributable to the stockholders of the Company	116,101	110,640	5,461	5
Diluted per share	7.36	7.08	0.28	4

As of:
Cash, cash equivalents and short-term investments	$434,015	$522,994	$(88,979)	(17)%
Billings in excess of costs and estimated earnings	108,388	209,241	(100,853)	(48)
Project Backlog	379,000	1,011,000	(632,000)	(63)

Fiscal Year 2018 Results:

Revenues increased to an annual record of $893 million, up 32% compared to the prior year, primarily due to the ramped-up, peak and post-peak construction activities of Gemma Power Systems (GPS) on four large, natural gas-fired power plants.  The power industry services segment represented 91% of consolidated revenues for the year ended January 31, 2018, or Fiscal 2018. Gross profit increased 2% to $149 million, primarily due to the increased revenues, while our gross margin percentage decreased from 21.7% to 16.7% compared to the prior year, reflecting the effects of increased labor and subcontractor cost estimates in the latter part of the current year for certain projects and the changes in the mix, progress and gross margin levels of multiple power plant projects.

Selling, general and administrative expenses increased $9 million to $42 million, primarily in support of increased project work, but decreased as a percentage of revenues to 4.7% from 4.8% in the prior year.  Other income increased $3 million year over year, due to higher yields and increased short-term investment balances. Net income attributable to non-controlling interests decreased $7 million, or 95%, as we reached contractual completion on two large power plants built by joint ventures in the prior year.

These factors, partially offset by a net increase in the effective income tax rate, resulted in net income attributable to our stockholders for Fiscal 2018 increasing 2% to $72 million, or $4.56 per diluted share, from $70 million, or $4.50 per diluted share, compared to the prior year.  EBITDA attributable to our stockholders for Fiscal 2018 also increased 5% to $116 million, or $7.36 per diluted share, from $111 million, or $7.08 per diluted share, for the prior year.

Our balance sheet continues to be strong. As of January 31, 2018, our cash, cash equivalents and short-term investments totaled $434 million and net liquidity was $302 million; plus, we had no bank debt.

Our project backlog was $379 million as of January 31, 2018, down from $1.0 billion at the end of the prior year. The decrease reflects work progress on existing contracts during Fiscal 2018 partially offset with the value of new project awards in the United Kingdom for Atlantic Projects Company (APC).  Although we did not add a new major EPC contract for GPS during Fiscal 2018, we were pleased to add a 475 MW EPC project to backlog shortly after year-end. We are encouraged about the GPS project pipeline as GPS has been selected to perform the EPC work for several new power generation facilities with a collective potential project value in excess of $1.5 billion and projected start dates ranging from mid-2018 through 2019.

Fourth Quarter Results:

Revenues decreased 18% compared to the prior year’s fourth quarter to $170 million, primarily due to the construction work on four large, gas-fired power plants progressing to the commissioning and start up stages.  Gross profit decreased 47% to $20 million and gross margin percentage decreased to 11.9% from 18.3% compared to the prior year’s fourth quarter, reflecting the factors discussed above.

The other major factor contributing to a decreased bottom line between the fourth quarter of Fiscal 2018 and the prior year’s fourth quarter was increased selling, general and administrative expenses of $3.3 million, reflecting larger operations.  As a result, net income attributable to our stockholders for the three months ended January 31, 2018 decreased 66% to $7.0 million, or $0.45 per diluted share, compared to $20.3 million, or $1.29 per diluted share, for the prior year’s fourth quarter. EBITDA attributable to our stockholders for the fourth quarter decreased 66% to $10.7 million, or $0.68 per diluted share, from $31.3 million, or $1.99 per diluted share, for the prior year’s fourth quarter.

Quarterly Dividend:

On April 10, 2018, our Board of Directors declared a regular quarterly cash dividend in the amount of $0.25 per share of common stock, payable April 30, 2018 to stockholders of record at the close of business on April 20, 2018. This represents a change from our practice in prior years of paying dividends on an annual basis.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “Finishing the year with nearly $900 million in revenues, over $70 million in net income and a strong debt free balance sheet are major accomplishments that could not have happened without the hard work and dedication of our employees.  In fact, we are happy to report that we are approaching substantial completion on four of our larger power plant projects.  As we finish these major projects, we are focused on rebuilding our backlog and are cautiously optimistic that there will be several more projects to add this year. Fiscal 2019 is going to be a year where we transition into new projects and we look forward to resuming our revenue growth in the years to come.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including but not limited to: (1) the continued strong operational performance of our power industry services business; (2) the Company’s successful addition of new contracts to backlog and the Company’s receipt of notices to proceed with the corresponding contract activities; and (3) the Company’s ability to execute on its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended January 31,		Fiscal Years Ended January 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)

REVENUES	$169,578	$206,760	$892,815	$675,047
Cost of revenues	149,474	168,941	743,490	528,336
GROSS PROFIT	20,104	37,819	149,325	146,711
Selling, general and administrative expenses	11,356	8,049	41,764	32,478
Impairment losses	584	—	584	1,979
INCOME FROM OPERATIONS	8,164	29,770	106,977	112,254
Other income, net	1,427	995	5,648	2,278
INCOME BEFORE INCOME TAXES	9,591	30,765	112,625	114,532
Income tax expense	2,541	9,984	40,279	37,106
NET INCOME	7,050	20,781	72,346	77,426
Net income attributable to noncontrolling interests	32	430	335	7,098
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$7,018	$20,351	$72,011	$70,328

EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.45	$1.33	$4.64	$4.67
Diluted	$0.45	$1.29	$4.56	$4.50

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,559	15,340	15,522	15,066
Diluted	15,743	15,731	15,780	15,625

CASH DIVIDENDS PER SHARE	—	—	$1.00	$1.00

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(Unaudited)(In thousands)

	Three Months Ended January 31,
	2018	2017
Net income	$7,050	$20,781
Less EBITDA attributable to noncontrolling interests	(32)	(430)
Interest expense	—	—
Income tax expense	2,541	9,984
Depreciation	843	599
Amortization of purchased intangible assets	256	410
EBITDA attributable to the stockholders of Argan, Inc.	$10,658	$31,344

	Fiscal Years Ended January 31,
	2018	2017
Net income	$72,346	$77,426
Less EBITDA attributable to noncontrolling interests	(335)	(7,098)
Interest expense	—	—
Income tax expense	40,279	37,106
Depreciation	2,779	2,043
Amortization of purchased intangible assets	1,032	1,163
EBITDA attributable to the stockholders of Argan, Inc.	$116,101	$110,640

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Consistent with the requirements of SEC Regulation G, reconciliations of the Company’s non-GAAP financial results from net income are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	As of January 31,
	2018	2017
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$122,107	$167,198
Short-term investments	311,908	355,796
Accounts receivable, net	94,440	54,836
Costs and estimated earnings in excess of billings	4,887	3,192
Prepaid expenses and other current assets	12,409	6,927
TOTAL CURRENT ASSETS	545,751	587,949
Property, plant and equipment, net	15,299	13,112
Goodwill	34,329	34,913
Other intangible assets, net	7,149	8,181
Deferred taxes	439	241
Other assets	426	92
TOTAL ASSETS	$603,393	$644,488

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$100,238	$101,944
Accrued expenses	35,360	39,539
Billings in excess of costs and estimated earnings	108,388	209,241
TOTAL CURRENT LIABILITIES	243,986	350,724
Deferred taxes	1,279	1,195
TOTAL LIABILITIES	245,265	351,919

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 15,570,952 and 15,461,452 shares issued at January 31, 2018 and 2017, respectively; 15,567,719 and 15,458,219 shares outstanding at January 31, 2018 and 2017, respectively	2,336	2,319
Additional paid-in capital	143,215	135,426
Retained earnings	211,112	154,649
Accumulated other comprehensive gain (loss)	1,422	(762)
TOTAL STOCKHOLDERS’ EQUITY	358,085	291,632
Noncontrolling interests	43	937
TOTAL EQUITY	358,128	292,569
TOTAL LIABILITIES AND EQUITY	$603,393	$644,488